Exhibit 1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

CONTINUING CONNECTED TRANSACTIONS

Summary

Reference is made to the 2005 Announcement in relation to certain continuing connected transactions between the Group and Unicom Group and/or its Associates.

The Group currently conducts a series of Continuing Connected Transactions with Unicom Group pursuant to the Old Agreements. Unicom New World is a party to some of the Old Agreements. In view of the completion of the merger of Unicom New World into CUCL, the parties intend to enter into the New Agreements to replace the Old Agreements. At the same time, some of the terms of the Old Agreements will be amended.

In addition, pursuant to the CITDCI Transfer, CITDCI will become a connected person of the Group and the current Engineering Design Arrangement between the parties will become Continuing Connected Transactions. This announcement provides further information about the Continuing Connected Transactions.

Pursuant to Rule 14A.54 of the Hong Kong Listing Rules, any connected person and any shareholder and their Associates with a material interest in the New Agreements are required to abstain from voting on the relevant resolutions at the Extraordinary General Meeting. Unicom BVI and its Associates are required to abstain from voting on the resolutions in respect of the New Agreements and the transactions contemplated thereunder at the Extraordinary General Meeting.

A circular containing, amongst other things, details of the terms of the Continuing Connected Transactions, letters from the Independent Board Committee and from the independent financial adviser to the Independent Board Committee and the Independent Shareholders and a notice to Shareholders convening an Extraordinary General Meeting of the Company to approve, amongst other things, the Continuing Connected Transactions, will be despatched to the Shareholders as soon as possible.

1.        Introduction

Reference is made to the 2005 Announcement in relation to certain continuing connected transactions between the Group and Unicom Group and/or its Associates.

The Group currently conducts a series of Continuing Connected Transactions with Unicom Group as follows:

(1)      leasing of the CDMA network capacity;

(2)      supply of telephone cards;

(3)      procurement of equipment;

(4)      interconnection arrangements;

(5)      roaming arrangements;

(6)      mutual provision of premises;

(7)      leasing of transmission channels;

(8)      use of international telecommunication network gateway;

(9)      operator-based value-added services for cellular subscriber;

(10)    value-added services for cellular subscriber;

(11)    “10010” customer services; and

(12)    agency services.

Other than the value-added services for cellular subscriber which were de minimis transactions exempt from the reporting, announcement and Independent Shareholders’ approval requirements, all Continuing Connected Transactions set out above are either subject to existing waivers from strict compliance with Hong Kong Listing Rule 14A.35(2) granted by the Hong Kong Stock Exchange (which waivers will expire on 31 December 2006) or have been approved by the Independent Shareholders on 12 May 2005.

China Information Technology Designing & Consulting Institute (CITDCI) provides engineering design and technical services to the Group and is currently owned by the State-owned Assets Supervision and Administration Commission of the State Council (SASAC). Pursuant to an agreement entered into between Unicom Group and SASAC, Unicom Group agreed to acquire and SASAC agreed to transfer 100% equity interest in CITDCI for no consideration (the CITDCI Transfer). Pending completion of the CITDCI Transfer, CITDCI will become a connected person of the Group and the current transactions between the parties will become Continuing Connected Transactions. Details of the terms of each of the Continuing Connected Transactions as amended are set out in the third section headed “Information on Continuing Connected Transactions”.

As at the date of this announcement, Unicom Group indirectly holds approximately 76.99% of the issued share capital of the Company. Unicom New Horizon is a wholly-owned subsidiary of Unicom Group. Unicom Group and Unicom New Horizon are connected persons of the Company under the Hong Kong Listing Rules.

China International Capital Corporation (Hong Kong) Limited and Lehman Brothers Asia Limited are the financial advisers to the Company in respect of the Continuing Connected Transactions.

An Independent Board Committee has been established to advise the Independent Shareholders as to the terms of the New Agreements and the caps on the relevant Continuing Connected Transactions. Citigroup was appointed as the Independent Financial Adviser to the Independent Board Committee.

2.        Details of the 2-Step Approach

To address the particular concern arising from the A Share Company’s rights to participate in, or otherwise exercise influence over, the approval of the Company’s connected transactions, the Company has confirmed to the Hong Kong Stock Exchange that the Company’s connected transactions that require the approval of the Independent Shareholders are to be carried out using the 2-Step Approach, under which a relevant connected transaction will be structured to consist of an initial agreement and a further agreement, as follows:

(1)                the entering into of an initial agreement (the Initial Agreement) in connection with the relevant connected transaction between Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) and the A Share Company. The Initial Agreement will constitute a connected transaction of the A Share Company but not of the Company. The Initial Agreement will contain the following terms:

(i)       completion of the Initial Agreement will be subject to the following conditions:

•                          the successful transfer of all rights and obligations of the A Share Company under the Initial Agreement to the Company or its subsidiaries; and

•                          the approval of Independent Shareholders of the Further Agreement (as defined below).

The Initial Agreement would therefore only be implemented with the approval of the Independent Shareholders (in addition to the approval of the A Share Company’s independent shareholders).

(ii)                Unicom Group or its subsidiaries (not including the A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all the rights and obligations under the Initial Agreement can be transferred to the Company or its subsidiaries and no further consent from Unicom Group or its subsidiaries for such transfer is required; and

(2)                the entering into of a further agreement between the A Share Company and the Company or its subsidiaries (the Further Agreement) to transfer all the rights and obligations of the A Share Company under the Initial Agreement to the Company or its subsidiaries. The Further Agreement will constitute a connected transaction of the Company under the Hong Kong Listing Rules, but not a connected transaction of the A Share Company requiring independent shareholders’ approval under PRC laws and regulations and listing rules of the Shanghai Stock Exchange.

The Further Agreement, being a connected transaction of the Company, will be submitted to the Independent Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of the A Share Company for approval.

The Company expects, insofar as the nature of a particular connected transaction allows, the 2-Step Approach to apply as described above. The New Agreements have adopted the 2-Step Approach as described above.

3.        Information on Continuing Connected Transactions

(A)     New CDMA Lease

New CDMA Lease entered

(i)                   Pursuant to a CDMA lease dated 26 October 2006 between Unicom Group, Unicom New Horizon and the A Share Company (the New CDMA Lease), on the basis that the A Share Company has the right to transfer its rights and obligations to CUCL, Unicom New Horizon has agreed to lease all the constructed Capacity under its CDMA Network to the A Share Company. Completion of the agreement is subject to, inter alia, the approval of the independent shareholders of the A Share Company. The agreement provides for a term of one year commencing from 1 January 2007 with the right for CUCL to extend the term for another year until 31 December 2008 on the same terms.

(ii)                Pursuant to a transfer agreement dated 26 October 2006 between the A Share Company and CUCL, the A Share Company has agreed to transfer all of its rights and obligations under the New CDMA Lease to CUCL. Under the transfer agreement, the A Share Company will cease to be a party to the New CDMA Lease and CUCL will replace the A Share Company as a party to the New CDMA Lease. Following the transfer, CUCL will exercise and enjoy all the rights of the A Share Company arising under the New CDMA Lease in substitution of the A Share Company as if CUCL had at all times been a party to the New CDMA Lease. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

Background

Unicom Group is the only carrier licensed by the MII to offer CDMA cellular services in the PRC. Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, is responsible for the construction and operation of the CDMA Network within the PRC and owns a nationwide CDMA Network in the PRC. The Group has been leasing from Unicom New Horizon the CDMA Network Capacity in the Listed Service Areas pursuant to the previous CDMA lease agreements since 2002 in stages. Since the commencement of the CDMA operations in 2002, the number of the Company’s CDMA subscribers has increased notably from 7.13 million as at 31 December 2002 to 32.72 million as at 31 December 2005. The Group’s CDMA business became profitable in the second half of year 2005 and remained profitable in the first half of year 2006.

Term of the New CDMA Lease

The New CDMA Lease is effective for two years. CUCL has agreed to lease the Capacity for an initial period of one year from 1 January 2007 to 31 December 2007 subject to the fulfillment of the conditions precedent described below. The New CDMA Lease may be extended for another year until 31 December 2008 on the same terms by CUCL giving not less than 180 days’ written notice to Unicom New Horizon on or before 31 December 2007. In addition, the New CDMA Lease may be further extended at the option of CUCL on the same terms, except as to the length, the lease fee and the minimum annual lease fee to be agreed by all parties to the New CDMA Lease (each an Additional Term).

Conditions precedent of the New CDMA Lease

The New CDMA Lease is conditional upon, among others, the following conditions precedent:

(a)                the passing of resolutions by the independent shareholders of the A Share Company at the A Share Company’s general meeting approving the New CDMA Lease;

(b)               the passing of resolutions by the Independent Shareholders at the Company’s general meeting approving the transfer agreement relating to the New CDMA Lease; and

(c)                all other conditions precedent contained in the transfer agreement relating to the New CDMA Lease having been fulfilled (or waived).

Exclusive operating rights

All parties to the New CDMA Lease have agreed that CUCL shall have the exclusive rights to provide CDMA services in the Listed Service Areas. All operating revenue, including airtime charges, monthly subscription fees, interconnection charges, income from sales of UIM cards and handsets and other income generated from or in connection with the operation of the CDMA Network shall belong to CUCL.

Lease fee and Minimum Lease Fee

Pursuant to the New CDMA Lease, the lease fee of the CDMA Network shall be:

(a)                  31% of the audited CDMA Business Income of CUCL for each of the years 2007 and 2008; or

(b)                 30% of the audited CDMA Business Income of CUCL for the year 2007 or 2008, where the audited CDMA business profit before taxation of CUCL for the relevant year is less than the audited CDMA business profit before taxation of CUCL for the year 2006 as set out in the relevant annual audited financial reports of CUCL, provided that the annual lease fee of the CDMA Network shall not be less than a certain minimum level (the Minimum Lease Fee) regardless of the amount of CDMA Business Income for that year. The Minimum Lease Fee for 2007 shall be 90% of the total amount of lease fee paid by CUCL to Unicom New Horizon pursuant to the Old CDMA Lease for 2006. The Minimum Lease Fee for 2008 shall be 90% of the total amount of lease fee paid by CUCL to Unicom New Horizon pursuant to the New CDMA Lease for 2007. The level of lease fee under the New CDMA Lease has been set by reference to the Company’s view of the industry trends, including factors such as CDMA subscribers and average revenue per user per month (ARPU) levels.

The lease fee and the Minimum Lease Fee for any Additional Term shall be further negotiated and determined by the parties upon extension of the New CDMA Lease for an Additional Term.

The lease fee shall be calculated on the basis of the unaudited CDMA Business Income generated by CUCL during each quarter and shall be paid (or procured to be paid) quarterly in arrears by CUCL to Unicom New Horizon within 30 days following the end of each quarter (the Quarterly Lease Fee). CUCL shall issue a report in respect of its unaudited quarterly CDMA Business Income to Unicom New Horizon within 20 days from the end of each quarter. The report shall be prepared in a specified format and contain the unaudited quarterly CDMA Business Income generated by CUCL and the total lease fee payable by CUCL, calculated on the basis of the unaudited quarterly CDMA Business Income.

After the Company receives its annual audited financial report, Unicom New Horizon and CUCL shall adjust the lease fee as soon as practicable as follows:

(a)                if the lease fee of any year calculated on the basis of the audited CDMA Business Income as set out in the audited financial report based on the final lease fee percentage to be determined by its audited CDMA business profit before taxation (the Annual Lease Fee) is greater than the Quarterly Lease Fee, CUCL shall pay the difference to Unicom New Horizon as soon as practicable;

(b)               if the Annual Lease Fee is less than the Quarterly Lease Fee, Unicom New Horizon shall refund the difference to CUCL as soon as practicable,

provided that, if the total lease fee paid by CUCL in respect of the relevant year is less than the Minimum Lease Fee pursuant to the above payment adjustment, Unicom New Horizon does not have to refund the amount in (b) above and CUCL shall pay an additional amount (where applicable) to Unicom New Horizon as soon as practicable so that the total lease fee paid for the year is not less than the Minimum Lease Fee.

All lease fee shall be made in Renminbi unless otherwise agreed in writing between CUCL and Unicom New Horizon.

Comparison with the Old Lease Fee

The new lease fee under the New CDMA Lease has been determined based on the same pricing mechanism under the Old CDMA Lease, but with a conditional increase in the lease fee of 1% from 30% to 31% if the audited CDMA business profit before taxation of CUCL for the relevant year is not less than the audited CDMA business profit before taxation of CUCL for the year 2006 as set out in the relevant annual audited financial reports.

The new lease fee has been determined by all parties to the New CDMA Lease taking into account the following:

(a)                  In response to the request of the Group to upgrade the quality and functionality of the CDMA Network, Unicom New Horizon has incurred substantial capital expenditure to undertake such upgrades in the past two years. Unicom New Horizon increased its investment in the intelligent network focusing on the optimization of the network, indoor coverage, technical improvements and value-added services. Through these investments, the overall service quality and functionality of the CDMA Network have improved over the past two years evidenced by better connection rates, lower disconnection rates, fewer dropped calls and higher PPP connection success rates. In addition, the revenue contribution to the CDMA business from CDMA value-added services has increased from 9.8% to 18.3% from the end of 2004 up to 30 June 2006, and the percentage of CDMA 1X subscribers to total CDMA subscribers also increased from 30.1% to 51.7% during the same period. Therefore, the investment made by Unicom New Horizon as mentioned above represents a key contributing factor for the improvements in the Group’s CDMA business and as a result an improvement in profitability of the Group’s CDMA business. The lease fee was adjusted to reflect the investment set forth above.

The upward adjustment in lease fee will also facilitate further investment by Unicom New Horizon to network optimization, indoor coverage, technical improvement and upgrade, which will enhance the overall network quality and subsequently improve CDMA ARPU, the total number of CDMA subscribers, customer satisfaction and the continuous development of its value-added services for cellular subscribers.

(b)               Compared to the Group’s GSM business, its CDMA business is still in the development stage. The size and profitability of the CDMA business is significantly below that of the Group’s GSM business. Therefore its network-related expenses should be higher than those incurred by the GSM business. However, the new CDMA lease fee still remains lower than the current GSM network expenses. As of the first half of 2006, GSM business network expenses, including depreciation and amortization expenses, represent 31.3% of total GSM revenue.

The Board considers that the increase of lease fee from 30% to 31% is fair and reasonable and in the interests of the Company and the Shareholders as a whole.

Performance of CDMA business

Since the commencement of the Old CDMA Lease in year 2005, the Group’s CDMA business has continuously improved its performance and has become profitable.

As the number of CDMA subscribers grow steadily, the CDMA business has experienced structuring changes, such as decreasing handset subsidies and marketing costs, increasing subscribers, improving revenue quality and increasing revenue contribution from CDMA value-added services. Despite the downward trend in ARPU due to market competition, the Group’s CDMA business became profitable in the second half of 2005 and continued to remain profitable in the first half of 2006 and will maintain positive growth outlook in the coming quarters.

The management of the Group is very confident about the future prospects of the CDMA business. The Group strongly believes that the CDMA business will be able to achieve sustainable growth despite the current adjustment to the lease fee.

Discount for delay

Subject to certain exceptions, including delay caused by a force majeure event (including natural disasters, national emergencies, civil disturbances, riots, acts of terrorism, industrial disputes and other similar events beyond the control of the parties), a material breach of the New CDMA Lease by CUCL or compliance with applicable laws and regulations, if Unicom New Horizon fails to provide any Capacity of its CDMA Network which affects the provision of services by CUCL, Unicom New Horizon shall be liable to provide a discount for delay to the lease fee to CUCL, calculated as follows:

Discount for delay	=	Number of CDMA subscribers of CUCL affected by the delay	x	delay period (number of days)	x	ARPU of CDMA subscribers
the number of days in the relevant month

In the above formula, the “number of CDMA subscribers of CUCL affected by the delay” shall be determined by CUCL with the support of reports and substantive evidence; the “ARPU of CDMA subscribers” shall be the average monthly ARPU figure of the CDMA subscribers in the affected areas for the three months immediately prior to the delay, as calculated and determined by CUCL.

Discount for delay shall be set off against the next instalment of lease fee to be made by CUCL to Unicom New Horizon.

Network construction cost and operating cost

Under the New CDMA Lease, Unicom New Horizon shall plan, finance and construct the CDMA Network and shall ensure that the CDMA Network is constructed in accordance with the detailed design standards, specifications and timetable agreed between Unicom New Horizon and CUCL. All payments, costs, expenses and amounts paid or incurred by Unicom New Horizon that are directly attributable to the construction of the CDMA Network, including construction, installation and equipment procurement costs and expenses, survey and design costs, investment in technology, software and other intangible assets, insurance premiums paid by Unicom New Horizon during construction period of each phase, excess which has been paid by Unicom New Horizon in case of any damage or loss of the Network during the construction period, and capitalised interest on loans and any taxes levied or paid in respect of the equipment procurement and the construction of the CDMA Network, including import taxes and custom duties and all costs incurred in relation to any re-configuration, upgrade, enhancement or modification to technology shall form the total network cost (the Network Construction Cost). The Network Construction Cost shall be borne by Unicom New Horizon. The Network Construction Cost for all phases shall be audited and appropriate documentation shall be provided to CUCL and its auditors in order to verify the Network Construction Cost.

CUCL shall be responsible for the operation, management and maintenance of the CDMA Network in accordance with the New CDMA Lease. In respect of the Constructed Capacity Related Costs (as defined below), the sharing proportion between CUCL and Unicom New Horizon shall be calculated using the same formula referred to in the Old CDMA Lease by reference to the actual number of cumulative CDMA subscribers of CUCL at the end of the month prior to the occurrence of the costs divided by 90%, as a percentage of the total amount of Capacity constructed on the Network.

The Constructed Capacity Related Costs referred to above mean those costs of operating and managing the CDMA Network which relate directly to the constructed Capacity on the CDMA Network, including the rental fees for the exchange centres and the base stations, water and electricity charges, heating charges and fuel charges for the relevant equipment etc., as well as the maintenance costs of a non-capital nature.

Purchase Option

Under the New CDMA Lease, Unicom New Horizon has granted CUCL an option to purchase the CDMA Network (the Purchase Option). The Purchase Option may be exercised at any time during the term of the New CDMA Lease or within one year after the termination or expiry of the New CDMA Lease.

The purchase price shall be negotiated between Unicom New Horizon and CUCL, on the basis of the appraised value of the CDMA Network determined in accordance with applicable PRC laws and regulations and taking into account prevailing market conditions and other factors, provided that the acquisition price will not be greater than such price as would, taking into account all lease fee payments made by CUCL, Unicom New Century and Unicom New World to Unicom New Horizon under the New CDMA Lease or any previous CDMA lease agreements and all discounts for delay, enable Unicom New Horizon to recover the Network Construction Costs, together with an internal rate of return on its investment of 8%. The exercise of the Purchase Option will be subject to CUCL complying with the applicable stock exchange requirements relating to that transaction, including but are not limited to Rules 14.75 to 14.77 of the Hong Kong Listing Rules.

Title to the CDMA Network will remain vested in Unicom New Horizon until the CDMA Network assets are transferred to CUCL following exercise of the Purchase Option.

Performance guarantee and indemnity

In consideration of CUCL’s entering into the New CDMA Lease, Unicom Group has unconditionally and irrevocably guaranteed the due and punctual performance by Unicom New Horizon of its obligations under the New CDMA Lease. Unicom Group has also agreed to indemnify CUCL on demand for any loss and damage suffered by CUCL or any member of the Group as a result of any defect in, or any loss of or damage to, any of the equipment caused by any negligence, default, act or omission of Unicom New Horizon or Unicom Group under the New CDMA Lease or in connection with the CDMA Network. The aggregate liability of Unicom Group for any claim shall not exceed the aggregate of (i) the total amount of lease fee payments made by CUCL, Unicom New Century and Unicom New World to Unicom New Horizon under the New CDMA Lease or any previous CDMA lease agreements; and (ii) the total purchase price paid for the CDMA Network.

Transfer of rights and obligations

Each of Unicom New Horizon and Unicom Group irrevocably agrees that the A Share Company may transfer its rights and obligations under the New CDMA Lease to CUCL.

Termination of the New CDMA Lease

CUCL may terminate the New CDMA Lease at any time by giving not less than 180 days’ prior written notice and the termination shall take effect from the end of each lease period or any Additional Term. In addition, Unicom New Horizon or CUCL may terminate the New CDMA Lease at any time if the other party commits any continuing or material breach of the New CDMA Lease.

Reasons for the CDMA lease arrangement

The Board believes that operation of the CDMA Network by way of leasing has enabled the Company to effectively reduce the investment risks involved in developing the CDMA business. In particular, it avoided the significant initial capital expenditure required during the relatively early stages of CDMA business development. It has also allowed the Company to provide CDMA services over the extensive coverage of the CDMA Network without having to incur the costs of purchasing the network at the outset. In addition, where the Company considers necessary and appropriate, it has the right to purchase the CDMA Network from Unicom New Horizon to operate as its own facilities instead of leased facilities.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the lease fee paid by the Group to Unicom New Horizon under the Old CDMA Lease amounted to approximately RMB6,589 million (HK$6,460 million), RMB7,925 million (HK$7,770 million) and RMB6,060 million (HK$5,941 million), respectively.

Cap Amount

For each of the financial years ending 31 December 2006, 2007 and 2008, the annual lease fee for the New CDMA Lease shall not exceed the cap of RMB13,523 million (HK$13,258 million) (which has already been approved by the Shareholders), RMB15,000 million (HK$14,706 million) and RMB18,000 million (HK$17,647 million), respectively.

The cap referred to above is determined with reference to:

(a)                the previous amount of CDMA Business Income and the old lease fee paid by the Group to Unicom New Horizon as set out above; and

(b)               the potential growth of the Group’s CDMA Business Income. Since the commencement of the CDMA operations in 2002, the number of the Company’s CDMA subscribers has increased notably. It is expected that CDMA subscribers will continue to increase, which is consistent with the improving CDMA Network quality and successful marketing strategies. The number of the Group’s CDMA subscribers increased from 7.13 million as at 31 December 2002 to 32.72 million as at 31 December 2005.

(B)     New Comprehensive Services Agreement

(i)                   Pursuant to an agreement dated 26 October 2006 between Unicom Group and the A Share Company (the New Comprehensive Services Agreement), Unicom Group agrees to (by itself or through subsidiaries of Unicom Group) enter into various services arrangements with the A Share Company, including the supply of telephone cards, procurement of equipment, interconnection arrangements, roaming arrangements, mutual provision of premises, leasing of transmission channels, the use of international telecommunication network gateway, the supply of operator-based value-added services to cellular subscriber, value-added services to cellular subscriber, the “10010” customer services, agency services and engineering design and technical services on the basis that the A Share Company will have the right to transfer its rights and obligations under the agreement to CUCL. Unicom Group (by itself or through subsidiaries of Unicom Group) and the A Share Company agree to supply services to each other on arm’s length terms and on terms no less favourable than the terms of supply of such services to any member of Unicom Group or any other independent third party. Completion of the agreement is subject to, inter alia, the approval of the A Share Company’s independent shareholders. The agreement provides that the initial term shall be three years commencing from 1 January 2007 and is renewable for terms of three years at the option of CUCL.

(ii)                  The New Comprehensive Services Agreement has amended some of the provisions in the restructuring agreement between Unicom Group and CUCL dated 21 April 2000 (the Restructuring Agreement) to reflect subsequent structural change of Unicom Group, including the establishment of CUCL and the listing of the A Share Company on the Shanghai Stock Exchange as contemplated in the Restructuring Agreement. In addition, the New Comprehensive Services Agreement amends Clause 3.2(16) of the Restructuring Agreement and Unicom Group undertakes that it will not take any action in connection with the equity interests beneficially owned by it to the effect that Unicom Group is likely to lose its control over the relevant operating subsidiaries, including the Company. The New Comprehensive Services Agreement provides that the determination of such control shall be made in accordance with the PRC Enterprise Accounting Standards as amended by the Ministry of Finance from time to time. Except as provided for in the New Comprehensive Services Agreement, all other terms in the Restructuring Agreement remain in full force and effect.

(iii)             Pursuant to a transfer agreement dated 26 October 2006 between the A Share Company and CUCL, the A Share Company agrees to transfer to CUCL all of its rights and obligations under the New Comprehensive Services Agreement. Under the transfer agreement, the A Share Company will cease to be a party to the New Comprehensive Services Agreement and CUCL will become a party to it in place of the A Share Company. Following the transfer, CUCL will exercise and enjoy all the rights of the A Share Company arising under the New Comprehensive Services Agreement as if CUCL had at all times been a party to the New Comprehensive Services Agreement. Completion of the transfer agreement is subject to, inter alia, Independent Shareholders’ approval.

(1)      Supply of telephone cards

Background

Under the New Comprehensive Services Agreement, Unicom Group will, through its subsidiary or subsidiaries, provide various kinds of telephone cards, including SIM cards, UIM cards, IP telephone cards and rechargeable calling cards, for CUCL’s various networks. Unicom Group shall ensure that the quality of its telephone cards comply with the standards of the government authorities.

Pricing standards

Charges for the supply of these cards are based on the actual cost (including cost of import of specific telephone cards, manufacturing cost and cost of issuing specific telephone cards) incurred by Unicom Group or its subsidiaries in supplying the cards together with a margin over cost to be agreed from time to time but in any case not to exceed 20 per cent. of the cost, and subject to appropriate volume discounts. Under the New Comprehensive Services Agreement, prices and volumes will be reviewed by the parties on an annual basis.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the Group paid approximately RMB1,087 million (HK$1,066 million), RMB672 million (HK$659 million) and RMB573 million (HK$562 million) respectively, to Unicom Xingye, a 95% owned subsidiary of Unicom Group, for purchase of telephone cards pursuant to the Old Comprehensive Services Agreement.

No Cap Amount

The Company considers that the transaction value of the supply of telephone cards shall not be subject to any annual cap amount for the following reasons:

The Group provides telecommunication services in the PRC and its revenue depends heavily on the sales of these telephone cards. Sales of these telephone cards is also instrumental for the Group to increase its subscriber base; growth in the Group’s subscribers number will in turn increase the demand of the Group for these telephone cards. The amount of telephone cards required by the Group from Unicom Group is directly linked to the number of the Group’s subscribers. Neither the Group nor Unicom Group will be able to control it as it depends entirely on the size of the Group’s subscriber base. Any restraint imposed on the Group from obtaining these telephone cards from Unicom Group will severely limit the Group’s ability to earn revenue and conduct its business in the ordinary course.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the supply of telephone cards for each of the financial years ending 31 December 2007, 2008 and 2009.

(2)      Equipment procurement services

Background

Under the New Comprehensive Services Agreement, Unicom Group agrees to provide comprehensive procurement services to CUCL through its subsidiary or subsidiaries. Unicom Group procures foreign and domestic telecommunications equipment and other materials required in the operation of CUCL’s various networks and provides services on management and consultation of tenders and agency services.

In addition, Unicom Group has also agreed to indemnify CUCL for any loss caused by any negligence, default, act or omission of Unicom Group or its subsidiaries in respect of equipment procurement under the New Comprehensive Services Agreement. The aggregate liability of Unicom Group for any claim under the New Comprehensive Services Agreement shall not exceed the total amount of agency services fees paid to Unicom Group under the New Comprehensive Services Agreement.

Pricing standards

Charges for these services are calculated at the rate of:

(a)                0.55% of the contract value of those procurement contracts under US$30 million (including US$30 million) and 0.35% of the contract value of those procurement contracts over US$30 million, in the case of imported equipment; and

(b)               0.25% of the contract value of those procurement contracts under RMB200 million (including RMB200 million) and 0.15% of the contract value of those procurement contracts over RMB200 million, in the case of domestic equipment.

In addition, CUCL has agreed to pay to Unicom Group services fees in respect of procurement of transmission and auxiliary equipment of switches, dry-cell batteries, diesel oil engines, non-stop power supply, air-condition in generator rooms and fibre optical cables. The service fees shall be determined based on the pricing standards set out in (a) or (b) above depending on the origin of the equipment, whether it is imported or domestic.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the Group paid an agency fee of approximately RMB17.76 million (HK$17.41 million), RMB15.79 million (HK$15.48 million) and RMB8.35 million (HK$8.19 million) respectively, to Unicom I/E Co, a 95% owned subsidiary of Unicom Group, for procurement services of domestic and international telecommunication equipment and other materials pursuant to the Old Comprehensive Services Agreement.

Cap Amount

For each of the financial years ending 31 December 2006, 2007, 2008 and 2009, the agency fees to be paid for equipment procurement by CUCL under the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap of RMB45 million (HK$44.12 million) (which has already been approved by the Shareholders) RMB60 million (HK$58.82 million), RMB75 million (HK$73.53 million) and RMB95 million (HK$93.14 million), respectively.

The caps referred to above are determined with reference to:

(a)                the previous transaction conducted and transaction amount in respect of procurement of equipment by the Group;

(b)               the importance of ensuring that the needs of the Group to obtain equipment necessary to its business can be satisfied at all times in a cost-efficient way; and

(c)                the anticipated increase in service fees payable by CUCL based on the pricing standards set out above in respect of procurement of transmission and auxiliary equipment of switches, dry-cell batteries, diesel oil engines, non-stop power supply, air-condition in generator rooms and fibre optical cables which are currently provided by Unicom Group to CUCL free of charge under the Old Comprehensive Services Agreement.

(3)      Interconnection arrangements

Background

Under the New Comprehensive Services Agreement, various telecommunication networks of CUCL and various telecommunication networks of Unicom Group interconnect with each other.

Pricing standards

(a)      Settlement between the cellular network of both parties

With respect to cellular calls between different provinces, settlement shall be made by one of the following two methods that is more favourable to CUCL:

(i)                     the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain 4% of the long distance call fees incurred and the remaining 92% of the long distance call fees shall be credited to CUCL;

(ii)                pursuant to the settlement standard stipulated in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees (Xin Bu Dian 2003 No. 454) promulgated by the MII on 28 October 2003, the cellular network from which the outgoing calls originate and the cellular network which receives the incoming calls shall each retain RMB0.06 from the long distance call fees. The remaining long distance call fees shall be credited to CUCL.

(b)      Other interconnection settlement between the networks of both parties

Both parties agree to conduct settlement in accordance with the relevant provisions in the Notice Concerning the Issue of the Measures on Settlement of Interconnection between Public Telecommunications Networks and Sharing of Relaying Fees (Xin Bu Dian 2003 No. 454) promulgated by the MII on 28 October 2003 (and its amendments from time to time).

(c)                Both parties further agree that if the settlement method (and its amendment from time to time) formulated by the relevant government authorities in respect of similar settlement between the networks is more favourable to CUCL when compared with the above interconnection settlement arrangements, settlement shall be conducted pursuant to that settlement method.

Historical information

For the year ended 31 December 2004, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the old comprehensive services Agreement were approximately RMB193.5 million (HK$189.7 million) and approximately RMB40.1 million (HK$39.3 million), respectively.

For the year ended 31 December 2005, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB140 million (HK$137 million) and RMB16.10 million (HK$15.78 million), respectively.

For the nine months ended 30 September 2006, interconnection revenue and interconnection expense from interconnection conducted by the Group pursuant to the Old Comprehensive Services Agreement were approximately RMB122.15 million (HK$119.75 million) and RMB11.64 million (HK$11.41 million), respectively.

No Cap Amount

The Company considers that the transaction value of the interconnection arrangements shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in the increased use of interconnection arrangements. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course.

In addition, the prices for interconnection arrangements are based on the standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC) or internal tariffs agreed between the Group and Unicom Group that are more favourable to the Group than the standardised tariffs.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the interconnection arrangements for each of the financial years ending 31 December 2007, 2008 and 2009.

(4)      Roaming arrangements

Background

Under the New Comprehensive Services Agreement, CUCL and Unicom Group provide roaming services to each other’s GSM and CDMA cellular subscribers within their respective cellular service areas.

Pricing standards

(a)                The cellular subscribers using roaming services will pay roaming fees at the agreed rate of RMB0.60 per minute of roaming usage for both incoming and outgoing calls based on MII guidelines.

(i)                   If the cellular subscribers of CUCL roam in the service areas of Unicom Group, CUCL will be entitled to receive the roaming fees, which will be apportioned in the following way: (A) RMB0.40 per minute shall be paid to Unicom Group; and (B) RMB0.20 per minute shall be withheld by CUCL;

(ii)                If the cellular subscribers of Unicom Group roam in the Listed Service Areas, Unicom Group will be entitled to receive the roaming fees, which will be apportioned in the following way: (A) RMB0.56 per minute shall be paid to CUCL; and (B) RMB0.04 per minute shall be withheld by Unicom Group; and

(iii)               If the cellular business of CUCL expands to cover all regions throughout the PRC, then the arrangements set out in clauses (i) and (ii) above shall be terminated automatically.

(b)               If the network of a third party cellular network operator is made available to the cellular subscribers of Unicom Group pursuant to the international roaming arrangements of Unicom Group, or if the network of Unicom Group is made available to the subscribers of any third party cellular network operator pursuant to such arrangements, CUCL shall receive 50% of all roaming revenue to be received under such international roaming arrangements.

Historical information

For the year ended 31 December 2004, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreement amounted to approximately RMB26.7 million (HK$26.2 million) and RMB23.8 million (HK$23.3 million), respectively.

For the year ended 31 December 2005, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreement amounted to approximately RMB67.78 million (HK$66.45 million) and RMB41.80 million (HK$40.98 million), respectively.

For the nine months ended 30 September 2006, the roaming revenue derived and roaming expenses incurred by the Group under the Old Comprehensive Services Agreement amounted to approximately RMB47.36 million (HK$46.43 million) and RMB32.88 million (HK$32.24 million), respectively.

No Cap Amount

The Company considers that the transaction value of the roaming arrangements shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. Any such growth will necessarily result in the increased use of interconnection and roaming arrangements. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course.

In addition, the prices for roaming arrangements are based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC) or internal tariffs agreed between the Group and Unicom Group that are more favourable to the Group than the standardised tariffs.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the roaming arrangements for each of the financial years ending 31 December 2007, 2008 and 2009.

(5)      Mutual provision of premises

Background

CUCL and Unicom Group (including itself or any of its subsidiaries) will provide to each other premises (including premises, buildings, air conditioning, electricity, power generating equipment and other relevant auxiliary facilities) belonging to CUCL or Unicom Group (including itself or any of its subsidiaries), or leased to CUCL or Unicom Group (including itself or any of its subsidiaries) by third parties upon the request of the other party from time to time.

Pricing standard

(a)                Apart from cases where the premises have been leased from independent third parties, the use fees or the rental amount in each case is based on the lower of depreciation costs and market prices for similar premises in that locality. However, either CUCL or Unicom Group (including itself or any of its subsidiaries) may choose to charge each other market prices for premises rented to the other party.

(b)               In addition to the rental amount, for buildings, CUCL or Unicom Group (including itself or any of its subsidiaries) shall pay as scheduled water and electricity tariffs, air conditioning charges and other expenses actually consumed or used, together with the property management fees for the leased buildings in accordance with such price or fee standards stipulated by the pricing authority. Apart from the rental amount and disbursements described above and other expenses incurred as a result of any breach of the provision, the party providing the lease guarantees that the other party shall not be requested to pay any other expenses, including any taxes payable by the party providing the lease.

(c)                  In cases where the premises have been leased from an independent third party, the use fees or the rental amount is the amount that is payable under the head lease. Charges for any air-conditioning and electricity are included in the rental amount. In the case of shared premises, the use fees or the rental amount is split in proportion to the respective areas occupied by the parties.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the total rents for premises leased by Unicom Group to the Group pursuant to the Old Comprehensive Services Agreement amounted to approximately RMB29.03 million (HK$28.46 million), RMB23.53 million (HK$23.07 million) and RMB19.09 million (HK$18.72 million) respectively, whereas the total rents for premises leased by the Group to Unicom Group pursuant to the Old Comprehensive Services Agreement amounted to approximately RMB3.50 million (HK3.43 million), RMB2.47 million (HK$2.42 million) and RMB2.57 million (HK$2.52 million) respectively.

For the years ended 31 December 2004, 2005 and for the nine months ended 30 September 2006, the total rental amount paid by Unicom New Guoxin to the Group pursuant to the Guoxin Premises Leasing Agreement was approximately RMB19.47 million (HK$19.09 million), RMB18.66 million (HK$18.29 million) and RMB10.30 million (HK$10.10 million), respectively.

Beijing China Enterprise Appraisals Company Limited, an independent property valuer, has confirmed that the rental amounts payable under the above arrangements are fair and reasonable and within the range of the market rent.

Cap amount

For each of the financial years ending 31 December 2006, 2007, 2008 and 2009, the total rents for premises to be paid by CUCL pursuant to the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap amount of RMB52.93 million (HK$51.89 million) (which has already been approved by the Shareholders), RMB35.00 million (HK$34.31 million), RMB45.00 million (HK$44.12 million) and RMB55.00 million (HK$53.92 million) respectively, whereas the total rents for premises to be paid by Unicom Group shall not exceed, in aggregate, the cap amount of RMB41.49 million (HK$40.78 million), RMB60.00 million (HK$58.82 million), RMB80.00 million (HK$78.43 million) and RMB95.00 million (HK$93.14 million) respectively.

The caps on the mutual provision of premises have been set with reference to:

(i)                     the Company’s historical transactions with Unicom Group (including itself or its subsidiaries);

(ii)                the Company’s estimates of the premises that are required to be leased by the Company, or, as the case may be, by Unicom Group (including itself or its subsidiaries); and

(iii)             the Company’s estimate of market rent at the respective locations for 2007, 2008 and 2009.

The estimation of the maximum number of premises that may be leased by the Company, or, as the case may be, by Unicom Group (including itself or its subsidiaries) in the next three years takes into account the growth potential of the businesses of the Company, or, as the case may be, Unicom Group (including itself or its subsidiaries) and the corresponding demand for more premises due to such growth.

(6)      Leasing of transmission channels

Unicom Group will lease fixed line transmission capacity from CUCL pursuant to the New Comprehensive Services Agreement.

Pricing standard

Charges for the leasing of transmission capacity are based on tariffs stipulated by the MII from time to time less a discount of up to 10%. The discount given by CUCL to Unicom Group shall not be more than what CUCL offers to other third party lessees for a similar lease. The stipulated tariffs vary depending on the type of transmission lines and the transmission distance. If new tariffs are stipulated by the MII, the discount rate will be reviewed.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the total charges paid to the Group by Unicom Group for the leasing of fixed line transmission capacity amounted to approximately RMB38.85 million (HK$38.09 million), RMB25.84 million (HK$25.33 million) and RMB12.75 million (HK$12.50 million), respectively.

No Cap Amount

The Company considers that the transaction value of the leasing of transmission capacity shall not be subject to any annual cap amount for the following reasons:

As the lease fees of the long-distance transmission lines contribute to the revenue of the Group, imposing a cap on this transaction will put a limit on the Group’s revenue and hamper its ability to conduct its business in the ordinary course. In addition, any expansion of Unicom Group’s long-distance telephone business will necessarily result in the increased amount of transmission capacity leased to Unicom Group and in the increased lease fee revenue for the Group. Neither the Group nor Unicom Group will be able to control it as it depends entirely on Unicom Group’s subscriber usage.

In addition, the prices for the leasing of transmission lines are based on standardised tariffs set by the MII (which is applicable to other cellular operators in the PRC).

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the leasing of transmission channels for each of the financial years ending 31 December 2007, 2008 and 2009.

(7)      Provision of international telecommunication network gateway

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group will provide international access to CUCL’s international long distance call services through its gateways at Shanghai, Guangzhou and Beijing. Unicom Group has undertaken not to provide international telecommunication network gateway services to other third parties.

Pricing standards

Charges for these services are based on the costs of Unicom Group to operate and maintain the international telecommunication network gateway facilities (including depreciation) and a margin over cost of 10%. CUCL will retain all the revenue arising from the provision of international long distance call services for its own benefits.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the total charges paid by the Group for the international telecommunication network gateway services pursuant to the Old Comprehensive Services Agreement amounted to approximately RMB17.06 million (HK$16.73 million), RMB19.80 million (HK$19.41 million) and RMB13.23 million (HK$12.97 million), respectively.

No Cap Amount

The Company considers that the transaction value of the use of international telecommunication network gateway shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends heavily on call revenue, including international call revenue. The provision of international call service by the Group depends on the use of the international telecommunication network gateway provided by Unicom Group. Any growth of the use of the Group’s international call service will necessarily result in the increased use of the international telecommunication network gateway capacity and facilities. Any increased use of international telecommunication network gateway capacity and facilities will increase Unicom Group’s costs of operating and maintaining these facilities (including depreciation) which would in turn raise the transaction amount of this transaction. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of the international telecommunication network gateway. Limiting the Group’s use of Unicom Group’s international telecommunication network gateway will limit the Group’s ability to earn its revenue from international telephone calls.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the provision of international telecommunications network gateway for each of the financial years ending 31 December 2007, 2008 and 2009.

(8)      Operator-based value-added services for cellular subscriber

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group will use its operator-based network, equipment and operators to provide operator-based comprehensive value-added services for CUCL, including but are not limited to “Unicom Assistant” and operator-based message services.

Pricing standards

Pursuant to the New Comprehensive Services Agreement, CUCL shall retain 40% of the revenue generated from operator-based value-added services provided to the Group’s subscribers (and actually received by CUCL) and allocate 60% of such revenue to Unicom Group for settlement, on the condition that such proportion for Unicom Group shall not be higher than the average proportion for independent operator-based value-added telecommunications content providers who provide operator-based value-added telecommunications content to the Group in the same region.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB858.78 million (HK$841.94 million), RMB413 million (HK$404 million) and RMB276.70 million (HK$271.27 million) respectively, was settled with Unicom New Guoxin, a wholly-owned subsidiary of Unicom Group, due to the above operator-based value-added services by the Group pursuant to the Comprehensive Operator Services Agreement.

No Cap Amount

The Company considers that the transaction value of operator-based value-added services shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. As operator-based value-added service is an ancillary service to many of the Group’s subscribers, any subscriber growth will necessarily result in the increased use of these operator-based value-added services. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of operator-based value-added services. Any increased level of use of operator-based value-added services will also benefit the Group as the Group shares with Unicom Group the revenue derived from this service. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course. As the charges for these operator-based value-added services contribute to the revenue of the Group, imposing a cap on this transaction will put a limit on the Group’s revenue.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on operator-based value-added services for each of the financial years ending 31 December 2007, 2008 and 2009.

(9)      Value-added services for cellular subscriber

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will provide the cellular subscribers of CUCL various types of value-added services through its cellular communication network and data platform.

Pricing standards

Pursuant to the New Comprehensive Services Agreement, CUCL shall retain a portion of the revenue generated from the value-added services provided to the Group’s subscribers (and actually received by CUCL) and allocate a portion of such revenue to Unicom Group for settlement, on the condition that such proportion allocated to Unicom Group shall not be higher than the average proportion for independent value-added telecommunications content providers who provide value-added telecommunications content to the Group in the same region.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB4.23 million (HK$4.15 million) RMB28.42 million (HK$27.86 million) and RMB35.02 million (HK$34.33 million) respectively, was settled with Unicom Group, due to the above value-added services by the Group pursuant to the Value-added Cellular Subscriber Services Cooperation Agreements.

No Cap Amount

The Company considers that the transaction value of value-added services shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue depends on growth in call revenue and in its subscriber base on its various networks. As value-added service is an ancillary service to many of the Group’s subscribers, any subscriber growth will necessarily result in the increased use of these value-added services. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. It is therefore difficult for the Group to estimate the future level of use of value-added services. Any increased level of use of value-added services will also benefit the Group as the Group shares with Unicom Group the revenue derived from this service. Any cap on these transactions will therefore limit the Group’s ability to conduct or expand its business in the ordinary course. As the charges for these value-added services contribute to the revenue of the Group, imposing a cap on this transaction will put a limit on the Group’s revenue.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the value-added services for each of the financial years ending 31 December 2007, 2008 and 2009.

(10)    “10010” Customer Services

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group will provide the following customer services to CUCL:

(a)                  Business inquiries: to provide customers with information about CUCL, the network, tariff, sales outlets and services of GSM and CDMA operations, as well as frequently asked questions on cellular communications.

(b)                 Tariff inquiries: to answer instant tariff inquiry, balance inquiry, statement breakdown inquiry, overdue statement inquiry, amounts prepaid inquiry, account balance inquiry, status of payment inquiry from the customers of CUCL’s CDMA and GSM operations (including prepaid services) as well as statement inquiry from long-distance, domestic and IP telephony customers.

(c)                Account maintenance: to provide suspension and reactivation of accounts services, as well as other non-payment related account maintenance services to the customers of CUCL’s CDMA and GSM operations (including prepaid services), long-distance, domestic and IP telephony services.

(d)               Complaints handling: to enable the customers to file a complaint by phone, fax, post or other means. The system provides various questions and answers prepared on various types of complaints and a close-ended work process flow, all of which are aimed at assisting the customer services officers to accurately and promptly understand the issue being complained of, and to ensure that the customers will receive a satisfactory reply. At the same time, the customers may call “10010” to inquire about the status of handling of their complaints and the results thereof.

(e)                  Customer interview and subscriber retention: Unicom Group will increase the number of operators and expand the scope of services according to the requirements of CUCL, and provide dedicated operators for such purposes. These services include conducting telephone interviews with new CDMA customers, high end CDMA and GSM customers, key customers and major accounts, as well as contacting by phone high end CDMA and GSM subscribers of the Group who wish to leave the cellular network in order to persuade them to remain as its customer.

Pricing standards

Pursuant to the New Comprehensive Services Agreement, the service fees payable by CUCL to Unicom Group shall be calculated on the basis of the costs of the customer service plus a profit margin of not more than 10%. The costs of the customer service will be the cost per operator seat multiplied by the number of effectively operating operator seats:

(a)                The cost per operator seat in economically developed metropolises, such as Beijing, Shanghai and Guangdong, shall be the Actual Cost per Operator Seat (as defined below) in such area for the previous year. The cost per operator seat in areas apart from those economically developed metropolises shall be the lower of the Actual Cost per Operator Seat in the same region and the nationwide (excluding Beijing, Shanghai and Guangdong) average of Actual Cost per Operator Seat (as defined below) plus 10%, in each case, for the previous year.

The Actual Cost per Operator Seat is comprised of wages, administration expenses, operation and maintenance expenses, depreciation of equipment and leasing fees for premises attributable to the customer service. The Actual Cost per Operator Seat in a certain area shall be the product of dividing the costs of Unicom Group providing “10010” services (as confirmed in the audit report issued by an external audit firm) in the same region for the previous year by the average number of monthly operator seats of Unicom Group for the previous year. Such audit report and relevant supporting documents shall be provided to CUCL and its auditor.

(b)                 Determination of the number of effectively operating operator seats: Unicom Group shall notify the number of operator seats of the previous month to CUCL before the tenth day of each month. CUCL shall confirm the number of effectively operating operator seats within five working days based on the criteria as set out in the Service Standard for Telecommunication Operations (for Trial Implementation) published by the MII. The number of effectively operating operator seats will be subject to the final confirmation by CUCL.

Comparison with old pricing standards

Guangdong has been added as one of the economically developed metropolises in determining the cost per operator seat due to the following reasons:

(a)                  Guangdong province is a developed region and the actual cost per operator seat is significantly higher than the nationwide average;

(b)                 The relatively high costs of customer service in Guangdong province has pushed up the nationwide average of Actual Cost per Operator Seat in accordance with the old pricing standards; and

(c)                  The old pricing standards is unable to accurately reflect the substantially high costs of customer service in Guangdong province and as such, its financial results can no longer reflect its actual performance and contributions.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, the aggregate fees paid by the Group for the customer services pursuant to Comprehensive Operator Services Agreement was approximately RMB524.72 million (HK$514.43 million), RMB562 million (HK$551 million) and RMB500.76 million (HK$490.94 million), respectively.

No Cap Amount

The Company considers that the transaction value of customer services shall not be subject to any annual cap amount for the following reasons:

The Group’s revenue growth depends heavily on the growth of its subscriber base. As customer service is an ancillary service to many of the Group’s subscribers, any subscriber growth will necessarily result in the increased use of customer service. Neither the Group nor Unicom Group will be able to control it as it depends entirely on subscriber usage. Any cap on this transaction will therefore potentially limit the Group’s ability to provide normal customer service to its users and jeopardise the operation of the Group. The customer services will be priced on a cost plus margin basis and the costs will be audited annually by an independent audit firm and is subject to the final confirmation by the Group thus affording added protection to the Group.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the customer services for each of the financial years ending 31 December 2007, 2008 and 2009.

(11)    Agency services

Background

Pursuant to the New Comprehensive Services Agreement, Unicom Group (or its subsidiaries) will provide subscriber development services to CUCL by telephone or through other channels by utilizing its paging network, equipment and operators.

Pricing standards

The pricing standard for the agency fees is that the agency fees chargeable to CUCL shall not exceed the average of agency fees chargeable by independent third party agents providing subscriber development service to CUCL in the same region.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB9.05 million (HK$8.87 million), RMB15.31 million (HK$15.01 million) and RMB7.12 million (HK$6.98 million) respectively, were incurred by the Group for the payment of agency fees in total pursuant to the Old Comprehensive Operator Services Agreement.

No Cap Amount

The Company considers that the transaction value of agency services shall not be subject to any annual cap amount for the following reasons:

Agency service is essential to the Group, which needs effective marketing strategies and means to sustain its growth in the highly competitive telecommunications market in the PRC today. The agency fees are based on commissions charged for each newly developed subscriber. The total amount of commissions will increase if the number of new subscribers developed by Unicom Group increases. Any cap on this service is therefore a limit on the number of new subscribers that Unicom Group is allowed to develop for the Group. Any such limit will limit the growth of the Group.

The Company has applied to the Hong Kong Stock Exchange for waiver from the requirements under Rule 14A.35(2) of the Listing Rules for imposing a cap on the agency services for each of the financial years ending 31 December 2007, 2008 and 2009.

(12)   Engineering design and technical services

Background

CITDCI provides engineering design and technical services to the Group. Pending completion of the CITDCI Transfer, CITDCI will be transferred into Unicom Group and become a connected person of the Group.

Pursuant to the New Comprehensive Services Agreement, Unicom Group or its subsidiaries will provide engineering design and technical services to CUCL based on its demands and requirements.

CUCL shall select the providers of engineering design services and technical services by way of public tender. Unicom Group shall ensure that CITDCI shall possess qualifications and conditions which are not inferior to those of an independent third party, and shall participate in the tendering process on an equal footing with any independent third parties.

Pricing standards

The service standard for engineering design and technical services provided by Unicom Group to CUCL shall not be less favourable than those similar services provided by an independent third party to CUCL.

The pricing standard for the engineering design services shall be implemented with reference to but shall not be higher than those set out in the Standard Fees on Engineering, Exploration and Design Services  promulgated and implemented by the original State Planning Commission and the Ministry of Construction in 2002 and other relevant national standards. In addition, such pricing standard shall not be higher than those adopted by an independent third party providing similar services in the same industry.

The pricing standard for the technical services shall be implemented with reference to but shall not be higher than those set out in the Notice of the State Planning Commission Concerning Printing and Issuance of the Interim Provisions on the Consulting Fee for Front End Work of Construction Projects  promulgated by the State Planning Commission in 1999 and other relevant national standards. In addition, such pricing standard shall not be higher than those adopted by an independent third party providing similar services in the same industry.

Historical information

For each of the years ended 31 December 2004 and 2005 and for the nine months ended 30 September 2006, approximately RMB116.82 million (HK$114.53 million), RMB128 million (HK$125 million) and RMB108.21 million (HK$106.09 million) respectively, were incurred by the Group for the payment of service fees in total pursuant to the Engineering Design Arrangement.

Cap Amount

For each of the financial years ending 31 December 2007, 2008 and 2009, the service fees to be paid for engineering design and technical services by CUCL under the New Comprehensive Services Agreement shall not, in aggregate, exceed the cap of RMB380 million (HK$373 million), RMB403 million (HK$395 million) and RMB427 million (HK$419 million), respectively.

The caps referred to above are determined with reference to

(a)                the nature of the transactions contemplated under the New Comprehensive Services Agreement, the existing scale and operations of the Group;

(b)               the management of the Group’s estimates on future business needs to improve its network quality and functionality in the highly competitive telecommunications market in the PRC; and

(c)                the importance of ensuring that the Group have the flexibility to conduct its business in the ordinary course and to allow the Group to benefit from potential growth opportunities.

Reasons for the New Comprehensive Services Agreement Arrangement

The Board believes that services provided by Unicom Group pursuant to the New Comprehensive Services Agreement are essential to the continuing and normal operation of the Company’s business activities. Such service arrangement with Unicom Group has enabled the Company to lower its overall service costs and receive high quality services at competitive price and in a timely manner. Due to the long-standing cooperation between Unicom Group and the Company, Unicom Group has gained an in-depth understanding of the Company’s general business needs and is therefore able to provide high quality services to meet the Company’s demand at a competitive price and with speedy response. In addition, there are no independent third party service providers for some of the services currently provided by Unicom Group to the Company, including supply of telephone cards, interconnection and roaming arrangements, leasing of transmission capacity, provision of international telecommunication network gateway and “10010” customer services.

4.        Approval of Independent Shareholders

Pursuant to Rule 14A.54 of the Hong Kong Listing Rules, any connected person and any shareholder and their Associates with a material interest in the New Agreements are required to abstain from voting on the relevant resolutions at the Extraordinary General Meeting. Unicom BVI and its Associates are required to abstain from voting on the resolutions in respect of the New Agreements and the transactions contemplated thereunder at the Extraordinary General Meeting.

The Board (excluding the independent non-executive directors whose views will be expressed in their letter to the Independent Shareholders to be included in a circular to be despatched to the Shareholders) takes the view that the terms of the New Agreements and the proposed caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the New CDMA Lease, equipment procurement services, mutual provision of premises and engineering design and technical services are fair and reasonable, on normal commercial terms and that the Continuing Connected Transactions are in the interests of the Company and its Shareholders as a whole.

The Company will seek Independent Shareholders’ approval on the terms of the New Agreements and the caps for each of the financial years ending 31 December 2007, 2008 and 2009 on the New CDMA Lease, equipment procurement services and mutual provision of premises and the fact that supply of telephone cards, interconnection and roaming arrangements, leasing of transmission channels, use of international telecommunication network gateway, operator-based value-added services for cellular subscriber, value-added services for cellular subscriber, “10010” customer services and agency services shall not be subject to annual caps. In addition, the Company shall comply with the relevant requirements under Chapter 14A of the Listing Rules in relation to the Continuing Connected Transactions.

A circular containing, amongst other things, details of the terms of the Continuing Connected Transactions, letters from the Independent Board Committee and from Citigroup to the Independent Board Committee and the Independent Shareholders and a notice to Shareholders convening an extraordinary general meeting of the Company to approve, amongst other things, the Continuing Connected Transactions will be despatched to the Shareholders as soon as possible.

5.        General Information

The Group is principally engaged in telecommunications businesses in the PRC.

6.        Definitions

In this Announcement, unless the context otherwise requires, the following expressions have the following meanings

“2005 Announcement”	the announcement dated 24 March 2005 issued by the Company in relation to, among others, certain continuing connected transactions of the Company

“2-Step Approach”

the approach to be adopted in the entering into of all connected transactions of the Company that require the approval of the Independent Shareholders, details of which are set out in the section headed “Details of the 2-Step Approach”

“A Share Company”

China United Telecommunications Corporation Limited, a company incorporated in the PRC on 31 December 2001, whose shares are listed on the Shanghai Stock Exchange, and a company in which Unicom Group holds a 60.74% equity interest

“Associate”	has the meaning given to it by the Listing Rules

“Board”	the board of directors of the Company

“Capacity”	capacity on the constructed CDMA Network measured in terms of total number of subscribers

“CDMA”

Code Division Multiple Access Technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication, including all upgrades to such technology from time to time

“CDMA Business Income”

the service revenue generated by CUCL in the course of operating its CDMA telecommunication business, which is prepared based on the Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants

“CDMA Network”	the CDMA cellular telecommunications network constructed by Unicom New Horizon in the Listed Service Areas

“CITDCI”

China Information Technology Designing & Consulting Institute , an entity wholly-owned by the State-owned Assets Supervision and Administration Commission of the State Council that is in the process of being transferred to Unicom Group pursuant to the CITDCI Transfer

“CITDCI Transfer”

the transfer of CITDCI into Unicom Group which has been approved by the State-owned Assets Supervision and Administration Commission of the State Council on 30 June 2006. Upon completion of the industrial and commercial registration, CITDCI will be transferred into and wholly-owned by Unicom Group

“Citigroup”

Citigroup Global Markets Asia Limited, which is licensed by the Securities and Futures Commission for Types 1, 2, 4 and 6 regulated activities under the SFO, being the independent financial adviser to the Independent Board Committee in respect of the terms of each New Agreement and the caps on the relevant Continuing Connected Transactions

“Company”	China Unicom Limited, a company incorporated in Hong Kong whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Comprehensive Operator Services Agreement”

the operator-based comprehensive services agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to CUCL and Unicom New World) and Unicom New Guoxin, pursuant to which Unicom New Guoxin agreed to provide various operator-based services to CUCL and Unicom New World

“Continuing Connected Transactions”

leasing of CDMA capacity lease, supply of telephone cards, procurement of equipment, interconnection arrangements, roaming arrangements, mutual provision of premises, leasing of transmission channels, use of international telecommunication network gateway, operator-based value-added services for cellular subscriber, value-added services for cellular subscriber, “10010” customer services, agency services and the engineering design and technical services. Details of the each transaction above are set out in the section headed “Information on Continuing Connected Transactions”

“CUCL”	China Unicom Corporation Limited, a limited liability company incorporated in the PRC and a wholly-owned subsidiary of the Company

“Director(s)”	director(s) of the Company

“Engineering Design Arrangement”

a series of engineering design service agreements and technical service agreements entered into between CITDCI and CUCL, pursuant to which CITDCI agreed to provide various engineering design and technical services to CUCL

“Extraordinary General Meeting”	the extraordinary general meeting of the Company to be convened and held on 1 December 2006

“Group”	China Unicom Limited and its subsidiaries from time to time

“GSM”

global cellular system for mobile communications, a digital cellular telephone system operating in the 900 MHz,1800 MHz and 1900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“Guoxin Premises Leasing Agreement”

the premises leasing agreement dated 24 March 2005 between CUCL and Unicom New World and the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to Unicom New Guoxin), pursuant to which CUCL and Unicom New World each agreed to provide premises to Unicom New Guoxin

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	Hong Kong Special Administrative Region of the PRC

“Hong Kong Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Board Committee”

the committee of Directors, consisting of Wong Wai Ming, Wu Jinglian, Shan Weijian and Cheung Wing Lam, Linus being the independent non-executive Directors, formed to advise the Independent Shareholders in respect of the terms of each New Agreement and the caps on the relevant Continuing Connected Transactions

“Independent Shareholders”	Shareholders other than Unicom BVI and its Associates

“Listed Service Areas”

Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei and Hubei provinces, and Beijing, Shanghai and Tianjin municipalities, Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi and Sichuan provinces, Chongqing municipality and the Guangxi Zhuang and Xinjiang Uygur autonomous regions and Shanxi, Hunan, Hainan, Yunnan, Gansu and Qinghai provinces and the Inner Mongolia, Ningxia Hui and Xizang autonomous regions

“MHz”	Megahertz, a unit of measure of frequency; 1MHz is equal to one million cycles per second

“MII”	the Ministry of Information Industry of the PRC

“New Agreements”	the New CDMA Lease and the New Comprehensive Services Agreement, and the transfer agreement in relation to each of them

“New CDMA Lease”

the CDMA lease agreement dated 26 October 2006 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to CUCL), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease its CDMA Network in the Listed Service Areas to CUCL

“New Comprehensive Services Agreement”

the services agreement dated 26 October 2006 between the A Share Company (the rights and obligations of the A Share Company under that agreement were subsequently transferred to CUCL) and Unicom Group, pursuant to which Unicom Group agreed to provide various services to CUCL in the Listed Service Areas

“Old Agreements”

each of the Old CDMA Lease, the Old Comprehensive Services Agreement, the Comprehensive Operator Services Agreement, the Guoxin Premises Leasing Agreement and the Value-added Cellular Subscriber Services Cooperation Agreements

“Old CDMA Lease”

the CDMA lease agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that CDMA lease agreement were subsequent transferred to CUCL and Unicom New World), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease its CDMA Network covering the Listed Services Areas to CUCL and Unicom New World

“Old Comprehensive Services Agreement”

the comprehensive services agreement dated 24 March 2005 between the A Share Company (the rights and obligations of the A Share Company under that services agreement were subsequently transferred to CUCL and Unicom New World) and Unicom Group, pursuant to which Unicom Group agreed to provide various services to CUCL and Unicom New World in the Listed Service Areas

“PRC”	The People’s Republic of China (in this Announcement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan)

“Qualcomm Incorporated”	Qualcomm Incorporated, a company incorporated under the laws of the State of Delaware, the United States of America and whose Shares are listed in the Nasdaq Stock Market

“RMB”	Renminbi, the lawful currency of China

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	share(s) of HK$0.10 each in the capital of the Company

“Shareholders”	the shareholders of the Company

“SIM”	the subscriber identity module

“SK Telecom”	SK Telecom Co., Ltd., a company incorporated in the Republic of Korea and whose ADSs are listed on the New York Stock Exchange, is not a connected person to the Company or its Associates

“subscribers”	the unit of Capacity on the CDMA Network

“UIM”	the user identity module

“Unibrew”

UNICOM-BREW Telecommunication Technologies Limited, an equity joint venture company jointly established by Unicom Group and Qualcomm Incorporated, in which Unicom Group owns 50% of its equity interests, is not a connected person to the Company or its Associates

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands and the immediate controlling company of the Company

“Unicom Group”

China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC, and the ultimate shareholding company of the Company. It is engaged in telecommunications and related businesses in the PRC

“Unicom I/E Co”	Unicom Import and Export Company Limited, a limited liability company incorporated in the PRC and a subsidiary in which Unicom Group directly holds 95% of its equity interests

“Unicom New Century”	Unicom New Century Telecommunications Corporation Limited, formerly a wholly-owned subsidiary of the Company before it was merged into CUCL on 30 July 2004

“Unicom New Guoxin”

Unicom New Guoxin Telecommunications Corporation Limited (formerly known as “Guoxin Paging Corporation Limited), a limited liability company incorporated in the PRC, and a wholly-owned subsidiary of Unicom Group

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Corporation Limited, a company incorporated in the PRC and a wholly-owned subsidiary of Unicom Group

“Unicom New World”	Unicom New World Telecommunications Corporation Limited, a wholly-owned subsidiary of the Company before it was merged into CUCL on 1 September 2005

“Unicom NewSpace”	China Unicom New Space Co., Ltd. (formerly known as “China United Telecommunications Satellite Communication Co. Ltd.”), a subsidiary in which Unicom Group owns 95% of its equity interests

“UNISK”	UNISK (Beijing) Information Technology Co. Ltd., an equity joint venture company jointly established by Unicom Group and SK Telecom, in which Unicom Group owns 51% of its equity interests

“Unicom Xingye”	Unicom Xingye Science and Technology Trade Co. Ltd., a subsidiary in which Unicom Group owns 95% of its equity interests

“Value-added Cellular Subscriber Services Cooperation Agreements”	(i) a series of service agreements between UNISK and CUCL, pursuant to which UNISK agreed to provide various value-added services to the cellular subscribers of CUCL;

(ii) a series of service agreements between Unicom NewSpace and CUCL, pursuant to which Unicom NewSpace agreed to provide various value-added services to the cellular subscribers of CUCL;

(iii) a series of service agreements between Unibrew and CUCL, pursuant to which Unibrew agreed to provide various value-added services to the cellular subscribers of CUCL;

This Announcement contains translation between Renminbi amounts and Hong Kong dollars at RMB1.02 = HK$1, being the exchange rate prevailing on 26 October 2006. The translation shall not be taken as representation that the Renminbi could actually be converted into Hong Kong dollars at that rate, or at all.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board China Unicom Limited Chang Xiaobing Chairman

Hong Kong, 26 October 2006